UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐     Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to § 240.14a-12

MIDDLEBURG FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:)
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or  the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

MIDDLEBURG FINANCIAL CORPORATION

Dear Shareholder:

           You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Middleburg Financial Corporation (the “Company”) to be held on Wednesday, April 27, 2011, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia.

At the Annual Meeting, you will be asked to elect 13 directors for terms of one year each and ratify the appointment of Yount, Hyde & Barbour, P.C., to serve as our independent auditors for the year ending December 31, 2011.  Additionally, we will ask you to approve an advisory resolution to endorse our executive compensation program and recommendation on the frequency of those advisory votes.  Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

           Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted.  Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope.  The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

           We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Gary R. Shook Chief Executive Officer and President

Middleburg, Virginia
March 28, 2011

MIDDLEBURG FINANCIAL CORPORATION
111 West Washington Street
Middleburg, Virginia  20117

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________

           The Annual Meeting of Shareholders (the “Annual Meeting”) of Middleburg Financial Corporation (the “Company”) will be held on Wednesday, April 27, 2011, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, for the following purposes:

1.	To elect 13 directors to serve for terms of one year each expiring at the 2012 Annual Meeting of Shareholders;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the year ending December 31, 2011; and,

3.	To approve the following advisory (non-binding) proposal:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

4.	To approve an advisory (non-binding) recommendation on the frequency of shareholders’ approval of the Company’s executive compensation program.

5.	To act upon such other matters as may properly come before the Annual Meeting.

           Only holders of shares of Common Stock of record at the close of business on March 11, 2011, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

                                                                                                By Order of the Board of Directors

                                                                                                 Jeffrey H. Culver
                                                                                                 Executive Vice President, Chief Operating Officer
               and Corporate Secretary

March 28, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2011.

The proxy statement and the Company’s 2010 annual report on Form 10-K are available at www.middleburgbank.com/2011proxy.

MIDDLEBURG FINANCIAL CORPORATION
111 West Washington Street
Middleburg, Virginia 20117

PROXY STATEMENT

           This Proxy Statement is furnished to holders of the common stock, par value $2.50 per share (“Common Stock”), of Middleburg Financial Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 27, 2011, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, and any duly reconvened meeting after adjournment thereof.

           Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting.  It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 28, 2011, to all shareholders entitled to vote at the Annual Meeting.

           The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.  The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

           On March 11, 2011, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 6,925,437 shares of Common Stock issued and outstanding.  Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

           A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval.  Abstentions will be counted for purposes of determining the existence of a quorum.  Abstentions will not be counted as voting in favor of or against the relevant item.

           A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner.  Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner.  “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting.  Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.”  Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.A broker is prohibited from voting on the election of directors, the advisory vote on our executive compensation program and the advisory vote on the frequency of the advisory vote on our executive compensation program without instructions from the beneficial owner; therefore, there may be broker nonvotes on Proposals One, Three and Four.  A broker may vote on the ratification of the independent public accountants; therefore, no broker nonvotes are expected to exist in connection with Proposal Two.  Abstentions and broker nonvotes will not count as votes cast and will have no effect on the outcome of any of the matters at the meeting.

           The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting.  However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Thirteen directors will be elected at the Annual Meeting.  The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors.  If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the 13 nominees named below.  If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.  If at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.  There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected.  No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, business experience and other directorships held during the past five years.  It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company, and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Middleburg Bank (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Election for Terms Expiring in 2012

Howard M. Armfield, 68, has been a director since 1984.
Mr. Armfield is the retired President of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia. Mr. Armfield holds an A.B. Degree from Duke University. A significant factor in Mr. Armfield’s contribution to the Board is his knowledge and experience in chairing the audit committee for the Company as he also holds a Certified Public Accountant (CPA) designation. Mr. Armfield also brings extensive experience in executive management, corporate governance and risk management.

Henry F. Atherton, III, 66, has been a director since 2004.
Mr. Atherton owns and operates a cattle and hay farm in Fauquier County, Virginia.  Previously Mr. Atherton served as a member and as Chairman of the Fauquier County Planning Commission and also served as a member and Chairman of the Fauquier County Board of Supervisors. Mr. Atherton has demonstrated his civic mindedness and commitment by serving with many community and civic organizations.  He is a trustee of the Virginia Outdoors Foundation, and has served on the Agricultural and Forestall District Advisory Committee, the Agricultural Development Advisory Committee and the Virginia Association of Counties – Agricultural and Environmental Steering Committee. Mr. Atherton has a B.A. from Harvard University and a J.D. Degree from Columbus School of Law, Catholic University. Mr. Atherton has also served in the U.S. Army. Overall, Mr. Atherton brings to our Board an understanding of our company’s business, proven leadership skills and knowledge of the important role of agribusiness and community leadership in our local economy.

Joseph L. Boling, 66, has been a director since 1993.
Mr. Boling has been Chairman of the Board since May 2010.  From 2008 to May 2010, Mr. Boling was Chairman and Chief Executive Officer of the Company and Chairman of the Bank.  From 1997 to 2008, he was the Chairman and Chief Executive Officer of the Company and the Bank.  From 1993 to 1997, he was President and Chief Executive Officer of the Company and the Bank. Mr. Boling also serves as Chairman of the Board of Middleburg Investment Group and its subsidiary, Middleburg Trust Company, and as a Director of Southern Trust Mortgage, LLC. Mr. Boling brings extensive experience in banking and executive management to our Board. In addition, his activities as a civic and business leader in the markets where we operate provide insight on the factors that impact both our company and our communities. Mr. Boling has been involved as a member of the Loudoun County Economic Development Commission, Chairman of the James Madison University Foundation, past Chairman of the Virginia Bankers Association, on the Founding Board of the Piedmont Community Foundation, and a Rotarian. Mr. Boling has a Bachelor of Arts degree in History from North Carolina Wesleyan and did his graduate work at University of Virginia in Finance. Moreover, Mr. Boling’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.

Childs F. Burden, 60, has been a director since 1997.
Since 1978, Mr. Burden has been a partner with Secor Group, an investment firm in Washington, DC. Mr. Burden holds a B.A. Degree from the University of Virginia and is a Chartered Financial Analyst (CFA).  In addition, Mr. Burden is committed to volunteer service for historic preservation and serves on many preservation associated boards. He brings to our Board extensive knowledge of investments and financial services, having many years of experience in such fields.

J. Bradley Davis, 71, has been a director since 2008.

Mr. Davis is the founder and managing partner of Ridge Capital Partners, LLC, a private equity investment firm based outside of Washington, DC. Mr. Davis was also co-founder and managing partner of Trivest, Inc., where he led Trivest from a private high net worth individual fund to a large institutional fund. Mr. Davis’s other business experiences included Senior Vice President of LaSalle Partners, Vice President at Chemical Bank and Vice President, Account Executive for McCaffrey & McCall. Mr. Davis earned a B.A. Degree in Journalism from Pennsylvania State University. He also served as Captain in the U.S. Army. From these vast experiences, Mr. Davis brings to our Board entrepreneurial experience coupled with a deep understanding of private equity, real estate and wealth management services for high net worth individuals as well as institutional investors.

Alexander G. Green, III, 62, has been a director since 2008.

Mr. Green is the President and Chief Executive Officer of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.   Earlier in his career he worked for First and Merchants National Bank as Assistant Vice President of Regional Commercial and Mortgage Lending. Mr. Green has served on other bank boards and multiple insurance agency councils.  Mr. Green has also been very active in community groups such as the Leesburg Airport Commission, Loudoun County Planning Commission, Loudoun County Industrial Development Advisory Commission and the Loudoun Advisory Board of George Washington University.  Mr. Green holds both his Bachelors of Science in Finance and his Masters in Business Administration Degrees from Virginia Polytechnic Institute and State University.  As the principal executive officer of a successful company, Mr. Green provides the Board with valuable insight and guidance on the issues of corporate strategy, commercial and mortgage lending, business community growth and risk management.

Gary D. LeClair, 55, has been a director since 2008.
Prior to 2008 Mr. LeClair had served as a Director of the Company from 2001 to 2006.   Mr. LeClair also serves as a Director of Middleburg Investment Group and its subsidiary, Middleburg Trust Company.  Mr. LeClair is Chairman and CEO of the law firm of LeClairRyan, a Professional Corporation, resident in its Richmond, Virginia, office.  Mr. LeClair holds a B.B.A Degree in Accounting from the College of William and Mary and a J.D. Degree from Georgetown University School of Law.  Mr. LeClair’s extensive experience in the various aspects of the law, including dispute resolution, employee relations matters and contract negotiations, combined with his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages the current environment and looks to its future.

John C. Lee, IV, 54, has been a director since November 2006.
John C. Lee IV, Chairman & CEO, founded Lee Technologies in 1983, the nation’s leading expert on design/build, commissioning, staffing, operations/maintenance and 24x7 monitoring of a data center’s critical infrastructure.  Lee Technologies has served customers across industries including the federal government, financial services, telecommunications, information technology and healthcare.  Mr. Lee has created a very unique corporate culture within the company, incorporating a professional working atmosphere with a social and philanthropic commitment to community and a balance between work and family obligations.  His creative leadership led to his recognition and award as a recipient of the prestigious Ernst & Young Entrepreneur of the Year for E-Services in 2000.  Mr. Lee sets an outstanding example for his employees with his energetic and dedicated involvement as a business leader, on both a community and state-wide level, as well as through his involvement in numerous philanthropic activities and charitable organizations.  Currently, Mr. Lee serves on various boards including the Wolf Trap Foundation for Performing Arts, George Mason University Foundation, Virginia Tech Foundation, Virginia Foundation for Independent Colleges (VFIC), The Economic Club of Washington, DC, Northern Virginia Technology Council (NVTC – Chairman 2005-2008), Middleburg Financial Corporation (public company) and Coaxis, Inc. (private company).  Mr. Lee holds a bachelor of arts in economics and business administration from Randolph-Macon College in Ashland, VA, and resides with his family in Middleburg, VA.

Keith W. Meurlin, 61, has been a director since 2005.
Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005, after 28 years of service.  Mr. Meurlin is also a retired Major General in the United States Air Force Reserve and was called back to active duty in 2005.  His final assignment was to establish for the Secretary of Defense the office to manage the care and benefits for wounded warriors from all services.  Mr. Meurlin holds a Bachelor of Arts degree in Political Science from the University of Vermont and a Masters of Science in Systems Management from The University of Southern California. Mr. Meurlin has been actively involved in our communities by serving on the Board of Directors for both the Reston Chamber of Commerce as well as the Loudoun Chamber of Commerce, past Regional Chairman of the United Way of the National Capital Area as well as past Chairman of the Heart Association of Northern Virginia. Mr. Meurlin’s successful military career, his extensive leadership experience in the public sector and his integral involvement in the communities in which we serve provide the Board with a unique perspective on corporate governance related matters and corporate strategy.

Janet A. Neuharth, 55, has been a director since 2006.
Ms. Neuharth is founder and President of Paper Chase Farms, an equestrian company based in Middleburg, Virginia.   Ms. Neuharth is an active participant in Paper Chase Farms subsidiaries where she serves as Director of Promotions and Marketing for the manufacturing area, provides consumer-oriented equestrian consulting, and is also a publisher, editorial director and author.   Ms. Neuharth holds a B.A. Degree in Political Science and English from the University of Florida and a J.D. Degree from Vanderbilt University School of Law.   Ms. Neuharth is former Chair of the National Council at Vanderbilt University School of Law.   Ms. Neuharth also serves on several Boards such as The Freedom Forum, the Library of Virginia Foundation, the United States Equestrian Team Foundation and the Middleburg Community Center.   Ms. Neuharth’s leadership skills in consensus-building, risk management and executive management and her legal acumen add an important dimension and provide a valuable resource for our Board.

John M. Rust, 60, has been a director since 2009.
Mr. Rust is the Managing Director of Dominick & Dominick, LLC, a full service securities firm founded in 1870 and based in New York City.  Mr. Rust’s extensive experience in the various aspects of investment management, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages the current economic environment. Mr. Rust holds a B.S. Degree in Finance from Lehigh University. Additionally, Mr. Rust’s family’s long standing community leadership in Loudoun County provides the corporation with valuable insights as to the specific needs of our community. Mr. Rust is a Board member for the Piedmont Community Foundation and Oatlands Plantation. In addition, Mr. Rust serves on the Advisory Board for Rust Sanctuary and also as a Trustee of the Rust Foundation.

Gary R. Shook, 50, has been a director since 2007.
Mr. Shook has served as Chief Executive Officer and President of the Company since May 2010, and as President and Chief Executive Officer of the Bank since August 2008.  From 2007 to 2008, he served as President of the Company and the Bank.  From 2005 to 2007, Mr. Shook served as Executive Vice President, Investment Services and Fauquier Community Executive with the Company.  Mr. Shook serves as a Director and Secretary of Middleburg Investment Group and as a Director of Middleburg Trust Company and Southern Trust Mortgage, LLC. From 1995 to 2005, he was Senior Vice President, Fauquier Bankshares, Inc. Mr. Shook holds a B.A.

Degree from the University of Virginia.  Mr. Shook has served as a Director of the Loudoun County Chamber of Commerce, Vice Chairman of the Fauquier Chamber of Commerce; Chairman of the Bluemont Concert Series; President of the Rotary Club of Warrenton; Senior Warden and Vestryman of St. James Episcopal Church and as a Director of the Virginia Bankers Association. Mr. Shook’s experience with Middleburg Financial Corporation and his extensive understanding of the financial services industry provide the Board with an invaluable resource for assessing and managing risks and planning for corporate strategy.

James R. Treptow, 64, has been a director since 2007.
Mr. Treptow is Chairman of Pong Research Corporation, a manufacturer of patented cellular communications devices.  Mr. Treptow also serves as Chairman/CEO of Magellan Resources Group, a Chantilly, Virginia based company, engaged in the development, operation, and ownership of alternative energy projects nationwide.  Mr. Treptow received a BBA degree in Industrial Management from the University of Texas-Austin. He has served on numerous civic, educational, and corporate boards in Virginia, Texas, and California. Mr. Treptow's management skills and experience with corporate strategy and finance provide valuable insight and guidance to our board's oversight function.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Officers Who Are Not Directors

John Mason L. Antrim, 60, has served as President and Chief Executive Officer of Middleburg Investment Group since 2008 and has served as President and Chief Executive Officer of Middleburg Trust Company (formerly known as Tredegar Trust Company), a subsidiary of the Middleburg Investment Group, since 2001.  From 1995 to 2001, Mr. Antrim served as Vice President, Trust Administration of Middleburg Trust Company.

Jeffery H. Culver, 42, has served as Executive Vice President and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of the Bank since December 31, 2008. Mr. Culver has also served as Corporate Secretary since November 2008. From May 2007 until December 2008, he served as Senior Vice President, Credit Administration and Strategic Planning.  From 2003 to 2007, Mr. Culver was Senior Vice President, Credit Administration. Additionally, Mr. Culver serves as a Director of Southern Trust Mortgage, LLC.

Dwight S. Lampley, 59, joined Middleburg Bank in December 2010 as Senior Vice President, Chief Revenue Officer, with responsibility for all Commercial and Retail banking activities.  Mr. Lampley has over 30 years of financial services experience, including branch management, commercial lending, sales training and business development. Previously Mr. Lampley served as Executive Vice President of St. Meyer & Hubbard, a leading sales training company in the financial services industry and as Executive Vice President of First American National Bank.

Rajesh Mehra, 50, joined the company on November 2, 2009, as Executive Vice President, Chief Financial Officer and Treasurer.  Prior to joining the Company, Mr. Mehra was Executive Vice President and Chief Financial Officer for Fidelity Co-Operative Bank in Leominster, MA, for a period of two years.  He has also served as the President of Chelsea Advisory Services, LLC, a consulting firm specializing in banking and capital markets in McLean, VA.  From 2005 – 2007 Mr. Mehra was the Senior Vice President and Chief Financial Officer for Urban Trust Bank in Bethesda, MD.  Earlier in his

career, Mr. Mehra worked at Fannie Mae and PricewaterhouseCoopers in Washington, DC, and Credit Suisse and JP Morgan in New York.

Robert S. Miller, 54, is Senior Vice President, Chief Marketing Officer.  Mr. Miller served as Senior Vice President Retail Banking and Marketing from 2006 to 2008 and as Senior Vice President of Marketing from 2006 to 2008.   Prior to joining Middleburg Bank, Mr. Miller was Vice President, Marketing for NEW Customer Services Companies from 2001 to 2006, and Vice President, Marketing Communications for Teligent, Inc. from 1998 to 2001.

James H. Patterson, 70, has served as President of Middleburg Investment Advisors, Inc. (formerly known as Gilkison Patterson Investment Advisors, Inc.), a subsidiary of the Company, since 2001.   From 1981 to 2001, Mr. Patterson was Executive Vice President of Gilkison Patterson Investment Advisors, Inc. and its predecessor, Kahn Brothers Investment Management Corporation.  Mr. Patterson is also a Director of Middleburg Investment Group and its subsidiaries, Middleburg Trust Company and Middleburg Investment Advisors.  Additionally, Mr. Patterson holds the Chartered Financial Analyst (CFA) designation.

Suzanne K. Withers, 60, has served as Senior Vice President, Human Resources and Organizational Development, of the Company since 2004.   From 2002 to 2004, Ms. Withers was a human resource independent contractor.   From 1998 to 2001, she was employed with ALCATEL (formerly Newbridge Networks, Inc.) in Chantilly, Virginia, as the Vice President, Human Resources Management.  From 1983 – 1998, Ms. Withers was employed with FreddieMac in McLean, Virginia, as Director, Human Resources.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of March 11, 2011, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in his or herself at once or at some future time.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership (1)	Class (%) (2)

John Mason L. Antrim	40,076	*
Howard M. Armfield	48,745	*
Henry F. Atherton, III	1,400	*
Joseph L. Boling	114,653	1.65%
Childs F. Burden	22,720	*
Jeffrey H. Culver	6,035	*
J. Bradley Davis	8,674	*
Alexander G. Green	5,035	*
Gary D. LeClair	4,039	*
John C. Lee, IV	10,456	*
Rajesh Mehra	2,500	*
Keith W. Meurlin	1,448	*
Janet A. Neuharth	2,000	*
James H. Patterson	64,004	*
John M. Rust	11,296	*
Gary R. Shook	10,463	*
James R. Treptow	3,186	*

Current directors and
executive officers
as a group (19 persons)	364,684	5.25%

*      Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)
Amounts reflect shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 11, 2011, and shares to which the named person has or shares voting and/or investment power.

(2)	Based on 6,925,437 shares outstanding as of March 11, 2011.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 11, 2010, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the outstanding shares of Common Stock.

	Amount and Nature
Name and Address	Of Beneficial Ownership	Percent of Class (1)

David L. Sokol (2)	1,401,442	20.24%
1111 South 103 Street, First Floor
Omaha, Nebraska 68124

Wellington Management Co., LLP (3)	370,100	5.34%
75 State Street
Boston, MA 02109

(1)	Based on 6,925,437 shares outstanding as of March 11, 2011.

(2)
According to the most current information available to the Company as of March 11, 2011, David L. Sokol,
through certain investment accounts, reported that he has sole voting and dispositive power over 1,401,442 shares of our common stock.

(3)
 According to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, Wellington
Management Company, LLP reported that, in its capacity as investment advisor, it has shared voting and dispositive power over 370,100 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock.  Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that, during 2010, all directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a).

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws, as amended.  Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and President and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following 11 individuals of its total 13 members are independent as defined by the listing standards of the NASDAQ Stock Market (“NASDAQ”): Ms. Neuharth and Messrs. Armfield, Atherton, Burden, Davis, Green, LeClair, Lee, Meurlin, Rust, and Treptow.  In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary bank conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

In addition to the transactions disclosed under “Certain Relationships and Related Transactions,” the Board of Directors considered the following relationships between the Company and certain of its directors to determine whether such director was independent under NASDAQ’s listing standards:

•
The Bank procures maintenance services from Lee Technologies, a company that Mr. Lee founded and of which he is Chairman and Chief Executive Officer.  The fees paid by the Bank to Lee Technologies during 2010 totaled $5,797.

•
The Bank procures human resources advisory services from LeClairRyan, a legal firm in Richmond, Virginia.  Gary LeClair is one of the founders and Chairman of this law firm.  The fees paid by the Bank in 2010 to LeClairRyan were $5,468.

Leadership Structure

On April 28, 2010, we changed our senior leadership structure as it relates to Board and Company leadership.  Joseph L. Boling, who had served as Chief Executive Officer and Chairman of the Board of Directors since 1997, retired from his position as Chief Executive Officer of the Corporation but remains as Chairman of the Board.  The Company appointed Gary R. Shook as Chief Executive Officer, effective May 1, 2010.  Mr. Shook will also retain his current duties as President and director of the Company.  This change in our Board and Company leadership reflects the implementation of our plan of leadership and management succession as well as the retention of key talent at the Board level.  Mr. Boling continues to serve as Board Chairman in recognition of his long service, industry expertise, and intimate knowledge of our Company, our customers, and our shareholders.  In separating the roles of Board Chairman and CEO, we believe that the strong teamwork exhibited by Mr. Boling and Mr. Shook in their previous roles will continue in their new roles and contribute greatly to the leadership and performance of our Company.  This separation of Board Chairman and CEO roles is also commonly utilized by other public companies in the United States, and we believe that this new leadership structure will be highly effective for the company.

In addition to Mr. Boling and Mr. Shook, our board is comprised of 11 independent directors.  Our corporate governance guidelines require the election, by the independent directors, of an independent Lead Director to serve during any period when there is no independent Chairman of the Board.  Howard M. Armfield is the elected independent Lead Director.  The Board has 5 standing committees—Audit, Compensation, Investment, Nominating, and Governance.  Each of the Board committees is comprised solely of independent directors, with each of the committees having a separate chair.  Our corporate governance guidelines provide that our non-management directors will meet in executive session no less than once each year and that our independent Lead Director will preside at these sessions.  In addition, our independent Lead Director chairs meetings in the absence of our Chairman.

Risk Oversight

Under Middleburg Financial Corporation’s Corporate Governance Guidelines, the Board is charged with providing oversight of Middleburg Financial Corporation’s risk management processes.  The Audit Committee is primarily responsible for overseeing the risk management function at Middleburg Financial Corporation on behalf of the Board.  In carrying out its responsibilities, the Audit Committee works closely with Middleburg Financial Corporation’s Senior Vice President of Risk Management and other members of Middleburg Financial Corporation’s enterprise risk management team.  The Audit Committee meets regularly with the Senior Vice President of Risk Management and other members of management and receives an overview of findings from various risk management initiatives including internal audits, Sarbanes Oxley and compliance reports.  The Audit Committee also receives updates between meetings from the Senior Vice President of Risk Management, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.  The Audit Committee provides minutes of all meetings, including actions taken, to the full Board on a quarterly basis.  The Board also receives a report from our Senior Vice President of Risk Management on a quarterly basis.

We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and the dialogue between the full board and David Stalnaker, Senior Vice President of Risk Management.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.  For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs.  For a discussion of the Compensation Committee’s review of Middleburg Financial Corporation’s senior executive officer compensation plans, employee incentive compensation plans and the risks associated with these plans, see “Compensation Policy and Practices Review” on page 17 of this Proxy Statement.

Code of Ethics

The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to all of the Company’s executive officers including the Chief Executive Officer, Chief Financial Officer and other principal financial and accounting officers.  The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest.  Requests for a copy of the Company’s Code of Ethics may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors in 2010.  Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2010.

Independent Directors Meeting

The Company’s Independent Directors meet periodically outside of regularly scheduled Board meetings.

Committees of the Board

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function.  During 2010, the Company outsourced the majority of its internal audit function to an independent public accounting firm that specializes in financial institutions.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company’s Risk Management Officer and the independent auditor engaged for the purpose of preparing and issuing an audit report and performing other audit, review or attestation services for the Company.  The Board of Directors has adopted a written charter for the Audit Committee.  In addition, the Audit Committee is primarily responsible for overseeing the Company’s risk management.  Requests for a copy of the Company’s Audit Committee Charter may be sent to ir@middleburgbank.com, and it is also available on the Company’s website at www.middleburgbank.com.

The members of the Audit Committee are Ms. Neuharth and Messrs. Armfield, Atherton, Davis and LeClair, all of whom the Board in its business judgment has determined are independent as defined by NASDAQ listing standards and SEC regulations.  The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Armfield qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met five times in 2010.  For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” on page 40 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the Chief Executive Officer’s performance and compensation, and also reviews and sets guidelines for compensation of the other executive officers.  In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman for the compensation of the Chief Executive Officer as well as recommendations made by the Chief Executive Officer for the compensation of other senior executive officers, and thereby establishes the compensation of the Company’s executive officers.  The Compensation Committee may annually approve, with assistance from an independent consultant, the issuance of stock grants and other compensation related matters.

The members of the Compensation Committee are Messrs. Armfield, Burden, Green, Lee and Rust.  The Board of Directors in its business judgment has determined that all members are independent as defined by the NASDAQ listing standards.  The Compensation Committee met eight times in 2010.  For additional information regarding the Compensation Committee, see “Executive Compensation” on page 17 of this Proxy Statement.  Requests for a copy of the Company’s Compensation Committee Charter may be sent to ir@middleburgbank.com, and it is also available on the Company’s website at www.middleburgbank.com.

Governance Committee

The Governance Committee consists of Messrs. Armfield, Boling, Burden, Green, Lee and Treptow.  The Governance Committee is called, as necessary, to consider any matters that arise between regularly scheduled Board of Directors’ meetings that require a quorum of the Board members, but when the Company’s full Board of Directors is unable to meet.  The Governance Committee met three times in 2010.

Investment Committee

The Investment Committee consists of Messrs. Boling, Burden, Meurlin, Rust, Shook and Treptow.  The Investment Committee meets with management to review the Company’s investment strategy.  The Investment Committee met four times in 2010.

Nominating Committee
The Nominating Committee consists of Ms. Neuharth and Messrs. Armfield, Atherton, Green, Lee and Meurlin.  The Board of Directors in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards.  The Nominating Committee nominates the individuals proposed for election as directors in accordance with the Company’s Articles of Incorporation and Bylaws.  The Nominating Committee does not have a charter.  The Nominating Committee met one time in 2010.

In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise.  The Nominating Committee considers candidates for Board membership suggested by Board members and by management.  The Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and,
•	The prospective nominee’s involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee.  If the notice is not timely and in proper form, the nominee will not be considered by the Company.  To be timely for the 2012 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2012 Annual Meeting of Shareholders” on page 43 of this Proxy Statement.  To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.  These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.

Under the current process for selecting new Board candidates, the Chairman, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board.  The Chairman of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders.  An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee.  A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts.  The Chairman and at least one member of the Nominating Committee interview prospective candidates.  The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders.  All of the directors attended the 2010 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.  Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company.  The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

As compensation for his or her service to the Company, each member of the Board of Directors, other than the Board Chairman, receives a fee of $600 for each meeting of the Board, $400 for each loan committee meeting and $350 for other board committee meetings attended.

The following table shows the compensation earned by each of the nonemployee directors during 2010:

	Fees Earned or Paid in Cash	Total
Name	($)	($)
Howard M. Armfield	13,550	13,550
Henry F. Atherton, III	17,700	17,700
Childs F. Burden	20,050	20,050
J. Bradley Davis	14,800	14,800
Alexander G. Green, III	11,050	11,050
Gary D. LeClair	9,800	9,800
John C. Lee, IV	7,600	7,600
Keith W. Meurlin	16,750	16,750
Janet A. Neuharth	18,100	18,100
James R. Treptow	6,550	6,550
John M. Rust	9,400	9,400

Compensation Policy and Practices Review

Beginning with proxy statements filed in 2010, the SEC implemented a new disclosure rule that requires the Company to review its compensation policies and practices to identify any risks arising from these policies or practices that are “reasonably likely to have a material adverse affect” on the Company.  This review covers both senior executive officers as well as all employees.  While disclosure is  not required if we determine that risks are not reasonably likely to have a material adverse effect, we believe it is in the best interest of effective communication to our shareholders to explain how we conducted our review and what we found.

The Compensation Committee conducted a review of its compensation policies and practices, incorporating guidelines on sound compensation principles established by the Federal Reserve and jointly supported by the FDIC and the OCC.  The Committee also utilized the assistance of its independent compensation advisor for this review.  We reviewed each plan’s stated objective and purpose, categories of participants, the manner in which accountability is assigned for the administration of each plan, performance measures used and the process for determining and verifying results, and the range of potential payouts.  In addition, our advisor reviewed the competitiveness and mix of compensation elements comprising our total executive compensation package.

As a result of our review, we find that the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010  and this Proxy Statement.

Compensation Committee
Childs F. Burden, Chairman
Howard M. Armfield
John C. Lee, IV
Alexander G. Green III
John M. Rust

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the company or any of our subsidiaries.  In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

The Compensation Committee of the Board of Directors, which is composed of five non-employee directors of the Company, is responsible for the development, oversight and implementation of the Company’s compensation program for executive officers, including the executive officers named in the Summary Compensation Table.  The Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

The Company’s executive compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives.  The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of the Company’s executive officers with those of its shareholders.

During 2010, the Committee engaged a consultant from Matthews, Young – Management Consulting to act as an independent advisor to the Committee.  This advisor has provided ongoing assistance to the Committee throughout 2010 and since the fourth quarter of 2008.  The consultant assisted the Committee in reviewing compensation strategy, selecting and reviewing compensation and performance data for a peer group of comparable, community financial institutions, conducting assessments of compensation policy, plans, and practices to address  reporting requirements and Federal Reserve joint guidelines on effective incentive compensation, assisting with long term incentive grant determinations, providing periodic updates on regulatory and reporting requirement changes related to compensation and advising on performance metrics for the Management Incentive Plan for 2010.  In the capacity as advisor to the Compensation Committee, the consultant worked directly for the Committee and periodically met with Committee members without the presence of Company management.

In carrying out its responsibilities and objectives, the Compensation Committee annually reviews the Chief Executive Officer’s performance and compensation, with input from the Chairman.  The Committee also reviews and approves recommendations made by the Chief Executive Officer for the compensation of the CFO and COO and other executive officers and thereby establishes the compensation of these executive officers. The Chairman, Chief Executive Officer, and the members of the Compensation Committee are provided peer group compensation data for consideration and review in determining executive compensation levels. Additionally, the Committee may confer independently with its consultant prior to accepting management recommendations.

In 2010, the Compensation Committee established executive base salaries and determined annual cash bonuses and long-term incentives.

Additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the caption “Corporate Governance and the Board of Directors – Committees of the Board – Compensation Committee.”

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote our growth and profitability and advance the interests of our shareholders.  Additional objectives of our executive compensation program are the following:

•	Support our business strategy and business plan with clearly communicated expectations for executive officers related to our common goals.
•	Align executive pay with shareholders’ interests.
•	Recognize individual initiative and achievements.

Executive Compensation Philosophy

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock-based awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives.  As discussed with our consultant, the targeted mix of cash and equity-based pay for executives will be generally weighted 65% for base salary, 20% for annual incentives and 15% for long term equity-based incentives.  The Compensation Committee believed this compensation mix to be both appropriate to meet the Company’s executive compensation philosophy and competitive from a peer group standpoint.

We expect a reasonable and competitive portion of an executive officer’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year that support the Company’s long term success and creation of shareholder value.  Performance measures also include the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable.  In coordination with our annual cash incentive plan, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value.

We differentiate compensation among executive officers based on the philosophy that total compensation should increase with an executive officer’s position and responsibility and that a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase.  Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed.  In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where our executive officers have the greatest influence on our strategic performance over time.

We currently have no executive stock ownership guidelines, but do monitor the overall level of executive stock ownership as well as the level of outstanding and unvested or unearned stock grants.  In addition, we have maintained the incentive clawback policy that we instituted during the period that we participated in the TARP program which required that senior executive officers and the next 20 highest paid employees repay incentive payments and awards based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Basis for Executive Pay Levels

The Compensation Committee generally meets quarterly to review our executive compensation program and its elements. At meetings, it also reviews peer group data provided by our executive compensation consultant.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, including benefits, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	Our financial and operating performance, measured by attainment of specific strategic objectives and operating results.
•
The Chief Executive Officer’s review of the duties, responsibilities and performance of each executive officer. These include the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable.

•	Historical cash and equity compensation levels.
•	Comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultant. The peer group used for comparison purposes focuses principally on public companies in the banking industry that are similar to us in size and complexity or companies with similar market capitalizations and other characteristics.

In 2010, the Compensation Committee worked with its independent consultant to review the existing peer group against which to compare the Company.  The criteria used in selecting and evaluating the suitability of peer organizations focused on SEC reporting community banking institutions of comparable size and located in surrounding states.  No changes were made in the peer group from the prior year.  Additionally, the independent consultant compiled compensation data from proxy statements from commercial banks and from market survey data.  The Compensation Committee used both sources of information when considering 2010 levels of base salary and total compensation for executive officers.

Members of our peer group include:

Access National Corp - Reston, VA	First South Bancorp – Washington, NC
Alliance Bankshares Corp – Chantilly, VA	FNB United Corp – Asheboro, NC
American National Bankshares, - Danville, VA	Four Oaks Fincorp – Four Oaks, NC
Bank of Granite Corp – Granite Falls, VA	Highlands Bankshares – Abingdon, VA
BNC Bancorp – High Point, NC	Monarch Financial Holdings – Chesapeake, VA
C&F Financial Corp – West Point, VA	New Century Bancorp – Dunn, NC
Capital Bank Corp – Raleigh, NC	Old Point Financial Corp – Hampton, VA
Cardinal Financial Corp – McLean, VA	Peoples Bancorp of North Carolina – Newton, NC
Commonwealth Bankshares – Norfolk, VA	Porter Bancorp – Louisville, KY
Crescent Financial Corp – Cary, NC	SY Bancorp – Louisville, KY
Eagle Bancorp – Bethesda, MD	Shore Bancshares – Easton, MD
Eagle Financial Services – Berryville, VA	Southern Community Fin Corp – Winston-Salem, NC
Eastern Virginia Bankshares – Tappahannock, VA	Tri-County Financial Corp – Waldorf, MD
ECB Bancorp – Engelhard, NC	Union Bankshares Corp – Richmond, VA
Fauquier Bankshares – Warrenton, VA	Valley Financial Corp – Roanoke, VA
First Financial Service Corp – Elizabethtown, KY	Virginia Commerce Bancorp – Arlington, VA

Components of Executive Compensation

The elements of the 2010 executive compensation program included base annual salary, short-term incentive compensation under our Management Incentive Plan, and long-term incentives using stock-based awards under our 2006 Equity Compensation Plan.

We provide certain retirement benefits through supplemental executive retirement plans and our 401(k) savings plan.  We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation.  These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2010 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee establishes annual salary ranges for each executive officer position.  In establishing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense.  As described above, the Compensation Committee also reviews peer group data, prepared by an independent consulting firm, of commercial banks that are similarly situated to us in terms of size, economic conditions and other factors.  Based upon the review of the peer group data provided and the Committee’s assessment of the CEO’s performance and track record, the Committee determines an appropriate salary level for the CEO.  Based upon the review of peer group data and his performance assessments, the Chief Executive Officer of the Company recommends base salaries for the CFO and COO and reports salary changes for other executives to the Compensation Committee for review.

In reviewing compensation recommendations for 2010, the Compensation Committee considered our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee.  The CEO recommended to the Compensation Committee increases in base salaries after considering the executives’ performance and the peer group salary and compensation data.  No particular weight was given to any particular aspects of the performance of the executive officers.

Mr. Shook, Mr. Culver and Mr. Mehra are compensated pursuant to employment agreements, which are described under “Annual Compensation of Executive Officers” below.  Mr. Boling was compensated pursuant to an employment agreement until his retirement in 2010, at which point he entered into a new agreement for his services as Board Chairman and for other advisory and representative roles for the Company.  His agreement is also described under “Annual Compensation of Executive Officers” below.  Mr. Shook, Mr. Culver, and Mr. Mehra are eligible for base salary increases, bonuses and incentives as the Compensation Committee may determine.

In making this determination for the Chief Executive Officer for 2010, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance,

achievements in implementing the Bank’s long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Compensation Committee.  As with executive officers generally, the Compensation Committee also considered a salary range evaluation of an independent consulting firm.

Mr. Boling’s salary for 2010 was composed of his salary as CEO until his retirement on April 30, 2010, and partial compensation under his agreement with the Company to serve as Chairman of the Board of Directors from May 1, 2010 to December 31, 2010.  The annual base salaries for our named executive officers for 2010 and the percentage change from 2009 are as follows:

Name and Position	2010 Annual Salary	Percent Change From 2009

Joseph L. Boling Chairman of the Board	$136,171	-62.50%
Rajesh Mehra, EVP, Chief Financial Officer	$190,000	0%
James H. Patterson President, Middleburg Investment Advisors, Inc.	$345,018	-13.49%
Gary R. Shook Chief Executive Officer & President	$311,400	29.75%
Jeffrey H. Culver EVP, Chief Operating Officer	$193,000	0%

John Mason L. Antrim, President, Middleburg Trust Company	$172,000	4.20%

Annual Incentives

In 2010, the Compensation Committee approved performance metrics under our Management Incentive Plan (MIP), which targeted levels of executive cash incentives at 20% of base salary at December 31, 2010.   Management Incentive Plan participants include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and the President of Middleburg Trust Company.

Executive officers currently have the opportunity to earn an annual incentive award up to a predetermined percentage of total compensation based on achievement of company operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the incentive awards are designed to align the interests of executive management into a common objective.  The Compensation Committee officially adopted the 2010 performance metrics on December 10, 2009.

The 2010 Management Incentive Plan was designed to provide incentives that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to reward executive officers for superior achievement and to be competitive compared with incentives paid by the peer group established by the Compensation Committee. As a result, in considering the target performance goals for our business, the Compensation Committee considered the potential amounts of incentives that would be paid at each level in relation to the base salaries and overall compensation of executive officers and the structure and amount of incentives paid by peer group companies.  This review resulted in the Compensation Committee’s determination that 2010 incentive bonus opportunities for the named executive officers should be targeted at approximately 20% of base salary, determined by utilizing peer group comparator proxies as well as national and industry based surveys and that falls within a range between the 50th and 75th percentile of the peer group.

The Compensation Committee approved the plan performance objectives recommended by executive management and the award formula or matrix by which all awards under the 2010 Management Incentive Plan were calculated.  The Compensation Committee, assisted by the Chief Executive Officer, assigned to each executive participant an incentive award target calculated as a percentage of total compensation based on our peer group which would be awarded if the Company and the participant achieve targeted performance goals.  The incentive award targets were also considered in conjunction with all other components of executive compensation, as the Compensation Committee sought to tie a larger portion of the executives’ compensation to both corporate and individual performance.  Awards are increased when performance exceeds these goals, and awards are decreased when performance falls below these goals.  Ultimately, all incentive awards under the 2010 Management Incentive Plan are at the discretion of the Compensation Committee.  See Schedule A of the Management Incentive Plan inserted below illustrating the Weighting of Award Percentages Tied to Performance Measures.

Schedule A:                                Award Percentages and Performance Measure Weightings

Participant	MFC Net Income		MFC ROAA		MFC ROAE		MFC Efficiency Ratio		Individual Goals

CEO & President	25%	+	25%	+	25%	+	25%	+	-
EVP, CFO	24%	+	22%	+	22%	+	22%	+	10%
EVP, COO	24%	+	22%	+	22%	+	22%	+	10%
President MIG	24%	+	22%	+	22%	+	22%	+	10%

The financial and operating targets approved by the Compensation Committee for the 2010 Management Incentive Plan were net income, return on average equity (ROAE), return on average assets (ROAA), efficiency ratio (ER), and individual operating goals for each executive. An additional objective for all is Asset Quality which is defined as non-performing assets as a percent of total assets.  Non-performing assets are calculated by adding the Other Real Estate Owned (OREO), non-accruals and loans in excess of 90 days past due and still accruing.  This overall objective can increase, keep intact or decrease the total amount of the incentive award achieved in Schedule A and B.  Asset Quality, Schedule C, is structured such that incentive earnings from other objectives are reduced if non-performing assets are greater than the pre-set level or range.  Because increases to loan loss reserves also reduce earnings on Net Income, ROAA and ROAE objectives, asset quality has the potential to further reduce incentives through these metrics as well, and thus reinforce the importance to the Company.  For 2010, the

Committee approved the following target performance levels: net income of $4,387,000, ROAA of .40%, ROAE of 4.55%, and efficiency ratio of 77.5%.  For 2010, the Company’s financial performance produced a net loss of $2,688,098, and deteriorations in ROAA (.25%), ROAE (2.71%), and an efficiency ratio of 85.55%.

The Chief Executive Officer recommended to the Compensation Committee that the executives not receive a payout.  The Compensation Committee concurred with that recommendation and awarded no incentive payouts.

The table below illustrates the payout scale for the 2010 MIP.

Award Leverage Schedule B: Strategic Leadership Council

Percent of all Corporate Measures of Performance	Percent of Base Salary

125%	30% of base
110%	23%
100%	20%
90%	10%
<90%	0
Note:  Awards are capped at 125% of the executive’s Target Award.

Asset Quality Schedule C: Target/Goal

Under	Target	Over
<.5	.5 to 1.5	>1.5

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the 2010 Management Incentive Plan.  The Compensation Committee considers but is not bound by the recommendations of the Chief Executive Officer with respect to the payment or amounts of bonuses to Executive Officers.  For 2010, the Compensation Committee awarded no individual bonuses.

Long-Term Equity Incentives

The Compensation Committee may provide equity incentives to executive officers through long-term awards.  These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The goal of the Compensation Committee in granting equity awards is to directly link an executive’s compensation opportunities with shareholder value creation.

The Compensation Committee currently employs multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards.

In 2006, we adopted the 2006 Equity Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units.

The Compensation Committee determined that the 2010 stock awards to executive officers would be in the form of restricted stock with time and/or performance-vesting requirements.  Mr. Boling received an award of restricted stock in accordance with his agreement discussed in “Annual Compensation of Executive Officers” below.  Mr. Shook received two grants of restricted stock during 2010:  an initial grant in March when grants to other officers were made, and a second grant on April 30, 2010, when the Company appointed Mr. Shook as Chief Executive Officer.  With his appointment, Mr. Shook received a grant of restricted shares equal to $25,000 divided by the closing price of the Company’s stock on April 28, 2010.

In determining the amount of stock awards, the Compensation Committee considered our compensation philosophy, the equity compensation practices of our peer group, and the availability of shares in our equity plan reserve.  The Compensation Committee chose to award restricted stock with half of the shares awarded as time-vested and half of the shares awarded with time and performance vesting requirements.

The time-vested restricted shares will vest in increments of 25% after 12 months from the grant date of March 15, 2010; an additional 25% vest 24 months from grant date; and 50% vest 36 months from grant date.

 The other half of restricted shares granted has time and performance vesting criteria.   The first vesting criterion requires that a recipient be employed by the Company as of the end of the 36 month performance period.  These second vesting criterion is determined by the Company’s Return on Average Assets (ROAA) and Return on Average Equity (ROAE) compared to our peer group.  The two performance measures are weighted equally, and performance is measured by determining our average percentile performance ranking versus our peer group for each of the three years in the performance period.  The following table shows the percentage of shares vested depending on our performance ranking:

ROAA and ROAE Vs. Peer Group	% of Shares Vested
	ROAA	ROAE

50th Percentile or Higher	50%	50%
40th Percentile	33.3%	33.3%
30th Percentile	16.7%	16.7%
Below 30th Percentile	0%	0%

If performance results in a percentile ranking between the levels shown in the table above, interpolation will be used to determine the percent of shares vested.

Timing of Long-Term Incentive Awards

Our normal practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, usually during the first quarter. On March 15, 2010, the Company granted restricted stock awards to 8 executives and officers of the Company.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock, and therefore impact the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The restricted stock awarded by the Compensation Committee is designed to create incentives for the creation of long-term shareholder value and contains both time-vesting and performance-vesting requirements.

Retirement, Deferred Compensation, Pension Plans and Life Insurance

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement.  The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than that targeted for all other employees. Consequently, as a matter of “pension equity”, the Company has adopted several non-qualified deferred compensation plans.  The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above.  These plans are described below.

Defined Benefit Pension Plan

We have a Defined Benefit Pension Plan that conforms to the Employee Retirement Income Security Act of 1974, as amended.  This noncontributory pension plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements. The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55.  A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint and survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

Compensation under the plan is limited to $245,000 in 2010 by the Internal Revenue Code of 1986, as amended. Additional information on the plan is set forth under “Pension Benefits” below.

On September 30, 2009, the Board of Directors approved freezing the Defined Benefit Pension Plan due to high cost and risk associated with market returns and volatility.  The proposed date to terminate the plan is February, 2011.

Money Purchase Pension Plan (MPPP)

The Middleburg Financial Corporation Defined Benefit Pension Plan was replaced by a Money Purchase Pension Plan that was effective on January 1, 2010.  Employees who have attained age 21 and completed one year of service will be eligible to participate in the plan as of the first day of the month following the completion of such eligibility provisions.  Employees will earn a year of service if they complete 1,000 hours of service in a plan year.  Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan will count toward a participant’s initial eligibility to participate in the Plan.

A participant will receive an allocation of an employer contribution equal to 6.5% of total compensation (up to the statutory maximum) plus an additional contribution of 2.75% of compensation in excess of the Social Security taxable wage base (up to the statutory maximum).  To receive an allocation, the participant must complete 1,000 hours of service in the plan year and be employed on the last day of the plan year, or die, retire, or become disabled during the plan year.

A participant will become vested in his employer contributions according to a schedule which allows for graduated vesting and full vesting after five years of service. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan will count toward a participant’s vested percentage.

Assets will be held in a pooled investment account and will be managed by Middleburg Trust Company.  Distributions will be made upon termination of employment, death or disability.  The automatic form of benefit is a joint and 50% survivor annuity for married participants and single life annuity for single participants.  Participants may elect, with spousal consent, payment in a lump sum.  Annuity payments will be provided through an annuity contract purchased from a life insurance company.

The Plan will be administered by the Benefits Committee.  The Plan may be amended from time to time by the Board or its delegate.  The Plan may be terminated by the Board at any time for any reason.

401(k) Savings Plan

We have a 401(k) Savings Plan available to all eligible employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis.  The plan provides for matching contributions by us equal to 50% of the first six percent of salary reduction contributions made by the employee.  The plan also provides for discretionary profit sharing contributions to be made by us and allocated to participant accounts in proportion to the participant’s compensation.

The 401(k) savings plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

Supplemental Executive Retirement Plans

The Company has two supplemental executive retirement plans that were adopted to help provide for the post-retirement financial needs of our executives.  We have adopted an Executive Retirement Plan for Mr. Boling effective in July 2004, and amended in April 2010.  The Executive Retirement Plan is a defined benefit plan.  His retirement benefit equals a percentage of final pay, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security.  The replacement percentage grows (vests) over a multi-year period.  Benefits began being paid to Mr. Boling under this Plan on November 1, 2010.

The Company also has a Supplemental Benefit Plan (“SERP”), in which Mr. Shook, Mr. Mehra and Mr. Culver participate.  The SERP is a defined contribution plan.  Each year, we credited to their accounts, under each SERP, an amount equal to a specified percentage of each participant’s annual base compensation, including pre-tax deferrals of each base compensation.  Benefits will ultimately be a function of amounts credited to the account.

Both the Executive Retirement Plan and SERP are unfunded for tax purposes; the participants are general unsecured creditors of the Bank in the amount of their promised benefits or balances.

Deferred Compensation Plan

A deferred compensation plan has been adopted for Joseph L. Boling.  Benefits will be paid in monthly installments for 15 years following retirement or death, whichever is longer.  This plan was funded with Mr. Boling’s elective deferrals of his compensation.  The plan is unfunded and Mr. Boling is a general unsecured creditor at the Bank in the amount of any unpaid benefits.  Life insurance has been acquired on the life of Mr. Boling in an amount sufficient to discharge this obligation.

Mr. Boling’s deferred compensation plan was adopted to help provide for his post-retirement financial needs.  Benefits began being paid from this Plan on November 30, 2009.

Split Dollar Life Insurance Plans

Mr. Boling, Mr. Shook, Mr. Mehra, Mr. Patterson, Mr. Culver and Mr. Antrim participate in a Split Dollar Life Insurance Plan.  In the event Mr. Boling, Mr. Shook, Mr. Mehra or Mr. Culver was to die while employed by the Company, his named beneficiary would receive a death benefit of three-times annual compensation.  In the event Mr. Patterson or Mr. Antrim was to die while employed by the Company, his named beneficiary would receive a death benefit of $200,000.  Death benefit obligations under the Plan are supported by life insurance policies insuring the participants and owned by the Company.  No benefit is paid under the Plan for a death that occurs after termination of service from the Company.  Mr. Boling was no longer eligible for this Plan after May 1, 2010.

The Split Dollar Life Insurance Plans were adopted to assist both the Company and the beneficiaries of the executives with any known and unknown financial obligations in the event of the executive’s death during employment with the Company.

Severance Payments

We have severance arrangements with the Chief Executive Officer and President and also the Chief Operating Officer and the Chief Financial Officer as stated in their employment agreements.

The Compensation Committee believes that the components, the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders. For more information see “Payment upon Termination or Change in Control” on page 38.

Annual Compensation of Executive Officers

In the following tables and discussion, we summarize the compensation earned during 2010 by persons serving as Chief Executive Officer, Chief Financial Officer and our three next most highly compensated executive officers with over $100,000 in total compensation for services rendered in all capacities during 2010, collectively referred to as the “named executive officers.”

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Joseph L. Boling Chairman of the Board	2010 2009 2008	136,171 363,121 356,002	24,000 -- 81,941	-- -- --	-- -- --	11,271 47,878 251,664	158,470 39,019 30,459	329,912 450,018 720,066

Gary R. Shook, CEO & President	2010 2009 2008	311,400 240,000 220,000	80,370 -- 48,849	-- 18,172 --	-- 10,200 --	11,320 15,142 19,492	82,299 40,818 60,980	485,389 314,132 349,321

Rajesh Mehra EVP, Chief Financial Officer	2010 2009	190,000 190,000	43,848 --	-- 8,900	-- --	-- --	34,579 40,000	268,427 238,900

James H. Patterson President, Middleburg Investment Advisors, Inc.	2010 2009 2008	345,018 98,832 391,013	-- -- 58,652	-- -- --	-- -- --	26,674 32,635 29,442	3,686 3,482 1,490	375,378 434,949 480,597

Jeffrey H. Culver EVP, Chief Operating Officer	2010 2009 2008	193,000 193,000 149,697	44,544 -- 34,551	-- 9,030 --	-- -- --	5,300 -- --	22,033 -- --	264,877 202,029 184,771

John Mason L. Antrim President, Middleburg Trust Company	2010 2009 2008	172,000 165,060 161,824	38,085 -- 38,700	-- 8,256 --	-- -- --	22,851 -- --	25,780 3,309 7,193	258,716 176,625 207,717

(1)
These amounts reflect the grant date fair values computed in accordance with FASB ASC topic 718 for equity awards granted in 2010, 2009 and 2008.  For information on the model and assumptions used to calculate the compensation cost, see Note 8 to the audited consolidated financial statements in our 2010 10-K.  See the Grants of Plan-Based Awards Table on page 32 for the grant date fair value of each stock grant awarded in 2010.

(2)	The amounts reflected are the awards under the 2010 Management Incentive Plan, as described in “Compensation Discussion and Analysis”.
(3)
The amount reflected for Mr. Boling in 2010 includes his deferred compensation plan above-market earnings of $12,872, the change in his defined benefit pension value of $4,655, and a net decrease in the accrued liability comprised of an $11,825 interest component less $18,081 distributed to Mr. Boling during the year.  The amounts reflected for other named executive officers in 2010 represent changes in their defined benefit pension values.

(4)	Additional information regarding other compensation is provided in the “Components of Other Compensation” table below.

Components of Other Compensation
					Company
					Contributions
			Club	Company Contributions	to Supplemental Executive	Director	Split Dollar
		Automobile(1)	Memberships(2)	to 401(k) Plan(3)	Retirement Plan(4)	Fees(5)	Insurance(6)	Other(7)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Boling	2010	1,832	5,220	4,886	--	29,667	2,077	114,788	158,470

Gary R. Shook	2010	3,040	3,539	8,250	43,596	8,700	1,032	12,142	82,299

Rajesh Mehra	2010	--	--	2,771	16,150	--	658	15,000	34,579

James H. Patterson	2010	--	--	--	--	1,800	1,886	--	3,686
Jeffrey C. Culver	2010	1,762	--	6,198	4,053	--	358	9,662	22,033
John Mason L. Antrim	2010	9,600	2,222	3,557	--	1,800	530	8,071	25,780

(1)	Amounts disclosed in this column represent estimated cost of personal use of a Company-provided automobile.
(2)	Amounts disclosed in this column represent the cost of membership fees for social clubs.
(3)	Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan. The Company made matching contributions during the year.
(4)
Amounts disclosed in this column represent credits to the executive’s accounts under the SERP of an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $110,000 (as adjusted under the Internal Revenue Code).

(5)
Amounts disclosed in this column represent director fees paid to Mr. Boling, Mr. Shook, Mr. Patterson and Mr. Antrim for attendance at meetings of the boards of directors of the Company, Middleburg Trust Company and Middleburg Investment Group.  For Mr. Boling, amounts also include compensation for his service as Chairman of the Board, pursuant to his agreement with the Company dated April 28, 2010.

(6)
Amounts disclosed in this column represent the imputed income to the executive resulting from the split dollar insurance plans.  The imputed income is equal to the plan benefit times the insurance carrier rate for the executive times the number of months covered during the year.

(7)	Amounts disclosed in this column represent the cost of other items include sign-on bonuses, trade memberships, and advisory fees.

Supplemental Discussion of Compensation

All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section. Salary and bonus earnings comprise between 76% and 96% of total 2010 compensation for the above named executive officers.

We entered into a new employment contract with Mr. Boling upon his retirement as CEO on April 28, 2010 and effective as of May 1, 2010.  The term of this agreement runs from May 1, 2010 to April 30, 2011. As compensation for Mr. Boling’s service as Chairman of the Board for this term, he receives cash compensation of $40,000 and a grant of restricted shares equal to $24,000 divided by the closing price of the Company’s common stock on April 30, 2010.  This grant of restricted shares will become nonforfeitable and transferable on the date of the 2011 Annual Shareholders Meeting, provided that Mr. Boling continues to serve as Chairman of the Board through that date.  In addition, Mr. Boling received $8,000 per month, beginning in May 2010 and continuing through April 2011, as compensation for other advisory and representative roles for the Company.  In addition, the Company provides Mr. Boling with use of a vehicle and pays certain country club membership dues during the term of his agreement.  If Mr. Boling ceases to provide services described in the agreement for any reason prior to the end of the Term, no further compensation will be paid under the provisions of the agreement and the restricted share grant will be forfeited.

On April 30, 2010, the Company appointed Mr. Shook as Chief Executive Officer; and in connection with his appointment, Mr. Shook also received a grant of restricted shares equal to $25,000 divided by the closing price of the Company’s stock on April 28, 2010.  Also, on April 30, 2010, Mr. Shook also entered into a new employment agreement effective May 1, 2010 that supersedes his prior agreement originally established on June 1, 2007.  Except for the following changes, the material terms of Mr. Shook’s agreement are substantially the same as his prior agreement which began June 1, 2007.  The term of Mr. Shook’s new agreement continues until May 31, 2011, unless terminated earlier in accordance with its provisions.  Beginning on May 31, 2011 and each May 31 thereafter, the term of the agreement will automatically extend for one additional year unless notice of non-renewal is provided or employment otherwise terminates according to the agreement’s provisions.  This new agreement provides a base salary of $311,400 along with eligibility to receive salary increases and incentive, bonus, or other compensation and reimbursement for certain country club membership dues as directed by the Compensation Committee of the Board of Directors.  Mr. Shook’s employment may be terminated by us with or without cause.  Information on severance payments is provided in the section entitled “Payments upon Termination or Change in Control”.  Mr. Shook’s contract contains restrictive covenants that apply during employment and for a period following termination.  For a 12-month period following termination, he is precluded from holding a key officer position in nearby financial institutions.  For a 24-month period following termination, he is also precluded from soliciting our employees or soliciting or providing competitive services to our customers as well as owning, in the aggregate, greater than 1% of the outstanding shares of a competitor public company.

We entered into an initial two-year employment agreement with Raj Mehra as the Company’s Executive Vice President and Chief Financial Officer at a salary of $190,000.  The term of Mr. Mehra’s agreement commences on May 1, 2010 and continuing until April 30, 2012, unless terminated earlier.  Beginning April 30, 2012 and each April 30th thereafter, the contract term automatically extends for an additional year, unless notice of non-renewal is provided or employment otherwise terminates.  Mr. Mehra is eligible to receive base salary increases and incentive, bonus compensation or other compensation, and to participate in the Company’s benefit plans and programs for which he is or will be eligible.  His employment may be terminated by the Company with or without cause.  Information on severance payments is provided in the section entitled “Payments Upon Termination or Change in Control”.  Mr. Mehra’s contract contains restrictive covenants that apply during employment and for a period following termination.  For a 12-month period following termination, he is precluded from holding a key officer position in nearby financial institutions.  For a 24-month period following termination, he is also precluded from soliciting our employees or soliciting or providing competitive services to our customers.

We also entered into an initial one-year employment agreement with Jeffrey H. Culver, as Executive Vice President and Chief Operating Officer, with an initial term of January 1, 2010 through December 31, 2010.  The agreement sets an initial salary of $193,000 and provides an automobile and reimbursement of related expenses.  All other elements of Mr. Culver’s agreement mirror those of Mr. Mehra’s agreement as described above.

We have adopted a deferred compensation plan for Mr. Boling.  Benefits are being paid in monthly installments for 15 years or until death.  This plan was funded with Mr. Boling’s elective deferrals of his compensation.  The deferred compensation expense for 2010 was $221,805, based on payments made to Mr. Boling.  The plan is unfunded; however, life insurance was acquired on the life of the Chairman during his employment in an amount sufficient to discharge the obligation.

The following table contains information concerning estimated future payouts under our non-equity incentive plan and stock awards granted to our named executive officers during 2010.

Grants of Plan-Based Awards for Fiscal Year 2010

		Stock	Grant Date
		Awards:	Fair Value
		Number of	of Stock
Estimated Future Payouts	Estimated Future Payouts	Shares of	and
Under Non-Equity Incentive	Under Equity Incentive	Stock or	Options
Plan Awards(2)	Plan Awards	Units	Awards

Name	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)(6)

Joseph L. Boling (1)	5/1/2010	- -	- -	- -	- -	- -	- -	1,373	24,000
	N/A	- -	- -	- -	- -	- -	- -	- -	- -

Gary R. Shook	3/15/2010	- -	- -	- -	- -	1,989	- -	1,989	55,374
	5/1/2010	- -	- -	- -	- -	- -	- -	1,430	24,996
	N/A	31,140	62,280	93,420					80,370

Rajesh Mehra	3/15/2010	- -	- -	- -	- -	1,575	- -	1,575	43,848
	N/A	19,000	38,000	57,000

James H. Patterson (1)	3/15/2010	- -	- -	- -	- -	- -	- -	- -	- -

Jeffrey H. Culver	3/15/2010	- -	- -	- -	- -	1,600	- -	1,600	44,544
	N/A	19,300	38,600	57,900

John Mason L. Antrim	3/15/2010	- -	- -	- -	- -	1,368	- -	1,368	38,085
	N/A	17,200	34,400	51,600

(1)
Mr. Boling, Chairman, and Mr. Patterson, President of MIA, did not participate in the 2010 Management Incentive Plan.  Mr.
Boling did receive an equity award in 2010 pursuant to the agreement he entered into with the Company upon his retirement.

(2)	All estimated future payouts were set under the 2010 Management Incentive Plan, as described in “Compensation Discussion and Analysis” above.
(3)	The “threshold” amount represented 10% of the individual’s base salary 2010.
(4)	The “target” amount represented 20% of the individual’s base salary for 2010.
(5)	The “maximum” amount represented 30% of the individual’s base salary for 2010.
(6)
The amounts in this column reflect the fair market value of restricted stock awards and option awards on the date of grant determined in accordance with generally accepted accounting principles.  We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant.  We determined the fair market value of option awards based on the Black-Sholes- Merton option pricing model.

Stock Options and Stock Awards

The following table provides information concerning unexercised options and unvested restricted stock unit awards held by the named executive officers of the Company as of December 31, 2010. Information regarding the amounts in the columns follows the table.
Outstanding Equity Awards at Fiscal Year-End 2010

		Option Awards (1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)	All Other Stock Awards: Number of Shares That Have Not Vested (#)	All Other Stock Awards: Market Value of Shares That Have Not Vested ($) (3)

Joseph L. Boling	4/17/2002	25,000	--	22.75	4/16/2012	--	--	--	--
	4/18/2003	10,000	--	22.00	4/17/2013	--	--	--	--
	1/21/2004	3,000	--	39.40	1/20/2014	--	--	--	--
	6/11/2008	--	--	--	--	--	--	1,342	19,137
	12/31/2008	--	--	--	--	2,808	40,042	--	--
	3/16/2009	--	--	--	--
	5/1/2010	--	--	--	--	--	--	1,373	19,579

Gary R. Shook	6/11/2008	--	--	--	--	--	--	533	7,601
	12/21/2008	--	--	--	--	1,674	23,871	--	--
	3/16/2009	2,552	7,657	14.00	3/16/2019
	3/15/2010	--	--	--	--	1,989	28,363	1,989	28,363
	5/1/2010	--	--	--	--	--	--	1,430	20,392

Jeffrey H. Culver	10/15/2003	500	--	37.00	3/16/2019
	6/11/2008	--	--	--	--	--	--	383	5,462
	12/31/2008	--	--	--	--	1,201	17,126	--	--
	3/16/2009	1,268	3,805	14.00	3/16/2009	--	--	--	--
	3/15/2010	--	--	--	--	1,600	22,816	1,600	22,816

Rajesh Mehra	11/2/2009	2,500	2,500	37.00	11/2/2019	--	--	--	--
	3/15/2010	--	--	--	--	1,575	22,460	1,575	22,460

James H. Patterson	1/21/2004	500	--	39.40	1/20/2014	--	--	--	--
	6/11/2008	--	--	--	--	--	--	640	9,126
	12/31/2008	--	--	--	--	2,010	28,663	--	--

John Mason Antrim	4/17/2002	10,000	--	22.75	4/16/2012	--	--	--	--
	4/18/2003	8,000	--	22.00	4/17/2013	--	--	--	--
	1/21/2004	500	--	39.40	1/20/2014	--	--	--	--
	6/11/2008	--	--	--	--	--	--	429	6,118
	12/31/2008	--	--	--	--	1,345	19,180	--	--
	3/16/2009	1,160	3,479	--	3/16/2019	--	--	--	--
	3/15/2010	--	--	--	--	1,368	19,508	1,368	19,508

(1)
Options were granted under our 1997 Stock Incentive Plan and our 2006 Equity Compensation Plan.  The exercise price of each option equals the market price of our stock on the date of grant.  Options under the 1997 plan vested over the three years following the date of grant.  The options granted under the 2006 plan will vest on the grant anniversary date at the following percentages per year over a period of three years: 25%, 25%, and 50%.

(2)
These columns report the number and market value, respectively, of shares granted under the 2006 Equity Compensation Plan.  Each grant has a composition of 50% of restricted stock units to each officer that is subject to performance vesting conditions and 50% that is subject to time vesting conditions.  Those shares subject to time vesting conditions will vest on the grant anniversary date at the following percentages over a period of three years: 25%, 25%, and 50%.

(3)	Market value is calculated by multiplying the number of shares not vested at December 31, 2010 by the closing price of the Company's stock on that date, $14.26.

Option Exercises and Stock Vested

In the table below, we list information on the vesting of stock awards during the year ended December 31, 2010, for each of the named executive officers. There were no options exercised during 2010.

Option Exercises and Stock Vested
Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)

Joseph L. Bolling	--	--	847	11,956

Gary R. Shook	--	--	477	6,739

Raj Mehra	--	--	--	--

James H. Patterson	--	--	754	10,614

Jeffrey H. Culver	--	--	191	2,729

John Mason Antrim	4,000	13,360	393	5,550

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the market value of the underlying shares on the exercise date and the exercise price of the options on the exercise date.
(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting dates of March 15, 2010 ($13.92) and June 11, 2010 ($14.29).

Equity Compensation Plans

The following table sets forth information as of December 31, 2010, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)

Equity Compensation Plans Approved by Shareholders:
1997 Incentive Stock Option Plan	100,000	24.25	--
2006 Equity Compensation Plan	104,495	14.00	143,128

Equity Compensation Plans Not Approved by Shareholders (2)	--	--	--

Total	204,495	19.02	143,128

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits

The following table sets forth information as of December 31, 2010, with respect to the pension plans in which the named executive officers participate:

Pension Benefits
Fiscal Year 2010

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($) (4)	($)

Joseph L. Boling (1)	VBA Master Defined Benefit Plan	17	580,888	31,685
	Executive Retirement Plan	5.5	886,134	18,081

Rajesh Mehra (2)	VBA Master Defined Benefit Plan	0	--	--

Jeffrey H. Culver	VBA Master Defined Benefit Plan	7	34,058	--

James H. Patterson (3)	VBA Master Defined Benefit Plan	7	246,215	--

Gary R. Shook	VBA Master Defined Benefit Plan	5	69,334	--

John M. L. Antrim	VBA Master Defined Benefit Plan	14	240,528	--

(1)
Mr. Boling’s years of credited service related to his Executive Retirement Plan are less than his years of actual service because the plan was adopted in July 2004.  Mr. Boling began receiving distributions from this plan during 2010.

(2)	Rajesh Mehra was hired after the Defined Benefit Plan was frozen, therefore he was not eligible.
(3)
Mr. Patterson’s years of credited service are less than his years of actual service because he and other employees of Middleburg Investment Advisors, Inc. did not participate in the VBA Master Defined Benefit Plan until December 2002.

(4)	Based on December 31, 2010, disclosure assumptions: 5.50% interest; RP2000 Mortality Table; assumed retirement age of 65.

Supplemental Discussion of Pension Benefits

We maintain a noncontributory defined benefit pension plan for employees who are age 21 and have completed one year of eligible service.  Benefits payable under the plan are based on years of credited service on or after October 1, 2000, average compensation over the highest consecutive three years, and the plan’s benefit formula (1% of average compensation times years of credited service plus 0.65% of average compensation in excess of the Social Security Wage Base times years of credited service up to a maximum of 35 years).  For years of service prior to October 1, 2000, benefits are based on the accrued benefit as of September 30, 2000, under the plan’s prior benefit formula.  For 2010 the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $195,000 and the maximum compensation covered by the plan was $245,000.  Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits.  On September 30, 2009, The

Board agreed to freeze the Defined Benefit Plan due to the high cost and the uncertainty and risk associated with market returns and volatility.  As discussed under “Retirement, Deferred Compensation, Pension Plans and Life Insurance”, the defined benefit pension plan was replaced by the Money Purchase Pension Plan effective January 1, 2010.

The Company provides an Executive Retirement Plan for Mr. Boling.  The plan provides Mr. Boling 55% of his final pay at age 65, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security.  Mr. Boling’s benefit from this plan is payable for a period of fifteen years certain, or life.  Mr. Boling’s plan has no Change in Control provisions.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during 2010:

Nonqualified Deferred Compensation
Fiscal Year 2010

Name	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions (2)	Aggregate Balance at Last Fiscal Year End ($)

Joseph L. Boling	--	23,994	32,707	253,849
Gary R. Shook	43,596	2,023	--	87,943
Rajesh Mehra	16,150	--	--	16,150
Jeffrey H. Culver	4,053	--	--	4,053

(1)	The amounts reflected for Mr. Mehra, Mr. Shook and Mr. Culver were also were also included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Upon turning age 65, Mr. Boling began receiving monthly payments under his deferred compensation plan.

Supplemental Discussion of Deferred Compensation

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement.  The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than targeted for all employees.  Accordingly, we have adopted several non-qualified deferred compensation plans.

We also provide a Supplemental Executive Retirement Plan (SERP) for Mr. Shook, Mr. Culver and Mr. Mehra.  Under their plans, we credit their accounts under such SERP for an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $110,000  (as adjusted under the Internal Revenue Code).

In the event of termination of service, other than due to death, accumulated Company contributions plus earnings will be paid to the participant over a 10 year period.  Mr. Culver and Mr. Mehra receive no benefits under the Plan in the event of a pre-retirement death.

 Payments Upon Termination or Change in Control

Gary. R. Shook is entitled to severance payments in connection with certain types of termination of employment under his employment agreement.  Under the terms of his employment agreement, if Mr. Shook is terminated without “cause” or resigns for “good reason” (as defined in the agreement), he is entitled to severance payments as follows:  300% of his current salary; any bonus or incentive earned but not yet paid for prior years; a prorated amount for bonus or incentive earned in the termination year; continuation, for the time period allowed by COBRA, of group health and dental benefits if he elects COBRA coverage, and payment of club membership dues and the continued provision of an automobile and related expense reimbursement  for the longer of 36 months or the end of the agreement’s term.

Mr. Raj Mehra and Mr. Jeffrey Culver are also entitled to severance payments in connection with certain types of termination of employment that are essentially the same as provided for Mr. Shook, with the exception that 200% of current salary is paid and there are no payments for club dues or automobile-related benefits beyond the separation date.

In addition, severance payments may be paid to Mr. Shook, Mr. Mehra, and Mr. Culver related to a Change of Control.  If any executive’s employment is terminated without “cause” or if the executive resigns for “good reason” within one year after a Change of Control, the Company will pay Mr. Shook 300% of his highest cash compensation earned after 2009, pay Mr. Mehra 200% of his highest cash compensation earned after 2009, and pay Mr. Culver 200% of his highest cash compensation earned after 2005.  Payment of these amounts are subject the provision of Section 409A of the Internal Revenue Code which may require that disbursement of benefits be postponed for six months from date of termination.  In addition, each officer’s compensation related to the change of control and employment termination will be reduced as necessary to avoid any “excess parachute payment” as defined by Section 280G of the Code.  This adjustment is intended to preserve the tax deductibility of these payments by the Company and avoid any related excise taxes under Section 4999 of the Code.

If Mr. Shook, Mr. Mehra or Mr. Culver breach any of the covenants in their respective agreements related to the protection of confidential information, non-disclosure, non-competition and non-solicitation, or is terminated “for cause,” he is not entitled to any further compensation.

The following table summarizes the payments to be made to Mr. Shook, Mr. Mehra and Mr. Culver under the circumstances described above, assuming the event of termination occurred as of December 31, 2010:

		No Change in Control	After Change in Control
		Termination	Termination
		Without Cause	Without Cause
		or for Good Reason	or for Good Reason
Name	Benefit	($)	($)
Gary R. Shook	Post termination 3X base salary	934,200	934,200
	Health care benefits continuation	9,020	9,020
	Club membership continuation	10,617	10,617
	Provided auto continuation	9,120	9,120
	Total	962,957	962,957

Rajesh Mehra	Post termination 2X base salary	380,000	380,000
	Health care benefits continuation	1,227	1,227
	Club membership continuation	0	0
	Total	381,227	381,227

Jeffrey H. Culver	Post termination 2X base salary	386,000	386,000
	Health care benefits continuation	7,725	7,725
	Club membership continuation	0	0
	Provided auto continuation	0	0
	Total	393,725	393,725

The Company has not entered into any other agreements or arrangements that provide for the payment of severance or similar benefits to Mr. Shook, Mr. Mehra and Mr. Culver in connection with a termination of employment for any reason and whether or not it is in connection with a change in control.

The Company has not entered into any agreement or other arrangement that provides for the payment of severance or similar benefits in connection with a termination of employment for any reason, and whether or not it is in connection with a change in control, with any of the other named executive officers.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company.  These transactions do not involve more than the normal risk of collectability or present other unfavorable features.  The balance of loans to directors, executive officers and their associates totaled $16,005,600 at December 31, 2010, or 16.0% of the Company’s equity capital at that date.

The Bank purchases insurance policies from Armfield, Harrison & Thomas, Inc., an insurance agency of which Mr. Green is President and a part owner.  Armfield, Harrison & Thomas, Inc. acts only as agent in the transactions.  The fees paid by the Bank in 2010 to Armfield, Harrison & Thomas, Inc., were $374,084.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors.  The Board, however, does review all such transactions that are proposed to it for approval.  During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.  The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks – of the banking regulations applicable to us.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

           Our Board of Directors has appointed the firm of Yount, Hyde & Barbour, P.C., as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2011.  Yount, Hyde & Barbour, P.C., has audited the financial statements of the Company and the Bank for over 30 years.  Representatives of Yount, Hyde & Barbour, P.C., are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

           Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Yount, Hyde & Barbour, P.C., as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT INFORMATION

Fees of Independent Public Accountants

Yount, Hyde & Barbour, P.C., audited our consolidated financial statements for the fiscal years ended December 31, 2010 and 2009.  The following information is furnished with respect to fees billed for professional services rendered to us by Yount, Hyde & Barbour, P.C., for the fiscal years ended December 31, 2010 and 2009.

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, and also for the review of the financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $152,650  for 2010 and $181,350 for 2009.  The majority of the year over year decrease was due to expenses associated with the stock offering in 2009.

Audit Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2010, and December 31, 2009, were $64,400 and $63,000, respectively.  During 2010 and 2009, audit related fees included consultation concerning financial accounting and reporting standards, employee benefit plan audits, agreed upon procedures engagement for the Middleburg Trust Company and the SysTrust information technology audit.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C., for professional services for tax compliance for the fiscal years ended December 31, 2010, and December 31, 2009, were $16,425 and $11,200, respectively.  During 2010 and 2009, these services included preparation of federal and state income tax returns, preparation of trust income tax returns related to the trust preferred entities and consultation regarding tax compliance issues.

All Other Fees

There were no fees billed by Yount, Hyde & Barbour, P.C., for any other services rendered to the Company for the fiscal years ended December 31, 2010 and 2009.

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C., was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services.  The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

The Audit Committee is comprised of five directors, each of whom is independent within the meaning of the listing standards of the NASADQ Stock Market.  The Audit Committee operates under a written charter adopted by the Board of Directors.  The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards.  The independent registered accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company.  Because the Company outsources its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company.  The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2010, were prepared in accordance with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Yount, Hyde & Barbour, P.C., the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received from the independent registered accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management.  Moreover, the Audit Committee has considered whether the independent registered accounting firm’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

Finally, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has also discussed with Yount, Hyde & Barbour, P.C. its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.  By recommending that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
Howard M. Armfield, Chairman
Henry F. Atherton, III
J. Bradley Davis
Gary D. LeClair
Janet A. Neuharth

March 11, 2011

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, usually referred to as the Dodd-Frank Act.  Among the provisions of the act is the opportunity for our shareholders to vote their approval, on a non-binding basis, of the compensation of our executives that we have described in this proxy statement including the Compensation Discussion & Analysis (“CD&A), compensation tables and narrative discussion.

As discussed in this proxy statement, our Compensation Committee, comprised of independent directors, is accountable for establishing our compensation philosophy, determining the key elements that comprise the overall compensation program, approving plans, monitoring performance, and determining pay actions including salary adjustments, incentive awards, and equity grants.  The Committee uses the services of an independent compensation consultant that receives direction from and reports directly to the Committee.  The Committee meets frequently throughout the year with its advisor and, periodically, without executive management present.

While the CD&A provides an in-depth discussion of our compensation philosophy, plans, and practices, our Compensation Committee is guided by the following key principles:

•
Balancing Shareholder and Executive Interests – We balance our goal of using compensation as a key tool in attracting and retaining highly skilled and motivated executives with our commitment to using compensation to support our business strategy, align executive pay with shareholder interests, and recognize initiative and performance.

•
Competitiveness and Reasonableness – We target compensation to be competitive with our peer organizations while reflecting the skill set, track record, and performance of our executives.  We evaluate our actual compensation levels to ensure reasonableness (comparable pay for comparable performance, benchmarking against financial institutions of similar size and geographic location).

•
Balancing Pay-for-Performance with Safety and Soundness – A significant portion of executive pay is tied to annual and long-term performance of the Company as well as individual job performance.  Annual cash incentives and equity grants are truly at-risk and are only earned through performance.  However, we carefully monitor and assess our incentive plans to ensure that they do not encourage unnecessary risk-taking.  Also, we include objectives related to asset and credit quality to emphasize the importance of operating the Company in a safe and sound manner.

•
Executive Investment in the Company – We link our key executives to the Company and the interest of our shareholders through two vehicles:  employment agreements that spell out the Company’s expectations; and the use of equity compensation that encourages executives to think like shareholders because a material part of their pay depends on creating durable value for our shareholders.

Shareholders are asked to indicate their support for executive compensation as described in this proxy statement by voting for the following “say-on-pay” proposal.  This vote addresses our overall compensation philosophy, plans and practices, relating to our named executive officers, rather than specific items of compensation and does not apply to director compensation.  We ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although this vote is advisory in nature and not binding on the Compensation Committee, we will review voting results carefully and take shareholder concerns into account when making decisions concerning compensation philosophy, plans, and practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL FOUR
ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

In addition to the non-binding “say-on-pay” regarding executive compensation, our shareholders also have the opportunity to vote, on an advisory basis, for their preference as to whether this advisory vote should be conducted every one, two, or three years.  This non-binding vote on “frequency” will be provided at least once every six years beginning with our 2011 Annual Meeting.

After careful consideration, our Board and Compensation Committee believe that conducting the “say-on-pay” advisory vote every three years is appropriate for the Company for the following reasons:

•
A three-year voting cycle allows shareholders to review compensation over a longer period by not just reviewing current year information but also the three-years of compensation information that we report in the proxy.  This longer period also allows shareholders sufficient time to evaluate the impact of changes made in one year where outcomes may not be immediately known.

•
A three-year voting cycle is more closely aligned with a longer-term view of compensation and consistent with the performance period we typically use for equity awards – the long term incentive component in our total compensation program.

•
A three-year voting cycle allows sufficient time for the Compensation Committee, assisted by its outside advisor, to more fully evaluate philosophy and our long-term compensation strategy, conduct more meaningful dialogue with shareholders, and implement and evaluate the impact of changes deemed appropriate.

The Company recognizes that shareholders may have different views as to the best approach for the Company, and we look forward to hearing from our shareholders as to the frequency of an advisory vote on executive compensation.  As with the advisory nature of the “say-on-pay” vote on executive compensation, the advisory vote on frequency of such voting is also non-binding on the Board and Compensation Committee.  However, the Compensation Committee will give careful consideration to guidance expressed by the voting results of our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (rotating the vote every one, two or three years, or abstaining) and, therefore, shareholders will act by voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR A THREE-YEAR CYCLE OF VOTING ON EXECUTIVE COMPENSATION.

PROPOSALS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2012 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 111 West Washington Street, Middleburg, Virginia 20117, no later than November 29, 2011, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting.  The Company presently anticipates holding the 2012 Annual Meeting of Shareholders on April 25, 2012.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process.  For a shareholder to nominate a candidate for director at the 2012 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting.  The notice must describe various matters regarding the nominee and the shareholder giving the notice.  For a shareholder to bring other business before the 2012 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2012 annual meeting.  The notice must include a description of the proposed business, the reasons therefore, and other specified matters.  Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company.  Based upon an anticipated date of April 25, 2012, for the 2012 Annual Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than February 25, 2012, and no earlier than January 26, 2012.

OTHER MATTERS

THE COMPANY’S 2010 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 (EXCLUDING EXHIBITS), AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT.  A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS 111 WEST WASHINGTON STREET, MIDDLEBURG, VIRGINIA 20117.  THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

[FORM OF PROXY]

0

MIDDLEBURG FINANCIAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jeffrey H. Culver and John L. Brooks as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Middleburg Financial Corporation held of record by the undersigned on March 11, 2011, at the Annual Meeting of Shareholders to be held at the Middleburg Community Center, located at 300 West Washington Street, Middleburg, VA 20117, on April 27, 2011, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

April 27, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.middleburgbank.com/2011proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach and mail in the envelope provided. ↓

21330300040000000000 3 042711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3 AND FOR A THREE YEAR CYCLE FOR ITEM 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as directors the 13 persons listed as nominees below.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES
- ○ Howard M. Armfield
- ○ Henry F. Atherton, III
- ○ Joseph L. Boling
- ○ Childs F. Burden
- ○ J. Bradley Davis
- ○ Alexander G. Green, III
- ○ Gary D. LeClair
- ○ John C. Lee, IV
- ○ Keith W. Meurlin
- ○ Janet A. Neuharth
- ○ John M. Rust
- ○ Gary R. Shook
- ○ James R. Treptow

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 year	2 years	3 years	ABSTAIN
4. To approve an advisory (non-binding) recommendation on the frequency of Shareholders' approval on the Company's executive compensation program.	☐	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2 AND 3, AND FOR A THREE-YEAR CYCLE OF VOTING ON THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM FOR ITEM 4.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

April 27, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.middleburgbank.com/2011proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21330300040000000000 3 042711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3 AND FOR A THREE YEAR CYCLE FOR ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect as directors the 13 persons listed as nominees below.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Howard M. Armfield
- ○ Henry F. Atherton, III
- ○ Joseph L. Boling
- ○ Childs F. Burden
- ○ J. Bradley Davis
- ○ Alexander G. Green, III
- ○ Gary D. LeClair
- ○ John C. Lee, IV
- ○ Keith W. Meurlin
- ○ Janet A. Neuharth
- ○ John M. Rust
- ○ Gary R. Shook
- ○ James R. Treptow

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. To ratify the appointment of the firm Yount, Hyde & Barbour, P.C., as independent registered public accounting firm for the year ending December 31, 2011; and, — FOR ☐ AGAINST ☐ ABSTAIN ☐

4. To approve an advisory (non-binding) recommendation on the frequency of Shareholders' approval on the Company's executive compensation program. — 1 year ☐ 2 years ☐ 3 years ☐ ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2 AND 3, AND FOR A THREE-YEAR CYCLE OF VOTING ON THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM FOR ITEM 4.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.